UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 28, 2017

(Date of earliest event reported)

BIOPHARMX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37411	59-3843182
(Commission File Number)	(IRS Employer Identification No.)

1505 Adams Drive, Suite D Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 889-5020

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 5.07.         Submission of Matters to a Vote to Security Holders

BioPharmX Corporation (the “Company”) held a Special Meeting of Stockholders on March 28, 2017 (the “Special Meeting”). As of the close of business on February 15, 2017, the record date for the Special Meeting, 67,719,577 shares of common stock were outstanding and entitled to vote. Present at the Special Meeting in person or by proxy were holders representing 58,762,791 shares of common stock, representing 86.8% of the eligible votes, constituting a quorum.

Voting results were as follows:

Proposal 1: To approve an amendment to our certificate of incorporation to increase the total number of authorized shares of common stock from 90,000,000 shares to 450,000,000 shares (the “Authorized Share Increase Proposal”):

For	Against	Abstain
50,103,622	8,540,586	118,583

Proposal 2: To approve an amendment to our certificate of incorporation to effect a reverse stock split at a ratio not less than 1-for-2 and not greater than 1-for-25, with the exact ratio to be set within that range at the discretion of our board of directors before January 31, 2018 without further approval or authorization of our stockholders (the “Reverse Split Proposal”). The board of directors may alternatively elect to abandon such proposed amendment and not effect the reverse stock split authorized by stockholders, in its sole discretion:

For	Against	Abstain
44,849,162	13,794,969	118,660

Proposal 3: Contingent upon (i) the approval of the Authorized Share Increase Proposal or (ii) the Reverse Split Proposal and the Board’s subsequent determination to effect the reverse split, to approve the amendment of our 2016 Equity Incentive Plan such that the number of shares available for issuance thereunder will increase by 20,000,000 shares on a pre-split basis (the “Plan Increase Proposal”):

For	Against	Abstain	Broker Non-Votes
33,085,877	10,618,706	50,814	15,007,394

No other matters were considered or voted upon at the meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHARMX CORPORATION

Date: March 29, 2017	By:	/s/ GREG KITCHENER
		Name:	Greg Kitchener
		Title:	Chief Financial Officer